EXHIBIT 97

ADOPTED RESOLUTIONS:

CLAWBACK POLICY

NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby adopts a clawback policy on the following terms and conditions, effective with respect to annual incentives, time-based restricted share units, performance-based restricted share units, stock options or other performance-based compensation granted on or after April 1, 2019:

Each executive officer of the Corporation (as defined below) shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board of Directors (the “Board”), the after-tax portion or all of any annual incentives, time-based restricted share units, performance-based restricted share units, stock options or other performance-based compensation received by him or her if:

■

the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Corporation’s financial statements filed with the Securities and Exchange Commission due to material noncompliance of the Corporation with any financial reporting requirement under federal securities laws;

■	the executive officer would have received a smaller payment or grant, or would have vested in a smaller portion of an award, based upon the restated financial results;

■	the payment, grant or vesting of the award occurred during the three-year period preceding the date on which the Corporation is required to prepare the restatement; and

■

the Board determines in its sole discretion that it is in the best interests of the Corporation and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

The following types of changes to previously filed financial statements would not trigger application of this policy:  (i) retrospective application of a change in accounting principle previously approved by the Corporation’s independent auditor in issuing its audit opinion (including a change from one generally accepted accounting principle to another generally accepted accounting principle when there are two or more generally accepted accounting principles that apply or when the accounting principle formerly used is no longer generally accepted, or a change in the method of applying an accounting principle); (ii) retrospective revision to reportable segment information due to a change in the structure of the Corporation’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (v) retrospective adjustment to provisional amounts in connection with a prior business combination; and (vi) retrospective revision for stock splits.

The Board, acting solely by the independent directors as identified under the applicable exchange listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the after-tax amount of compensation to be repaid or forfeited by the executive officer and the method of enforcement. In determining the after-tax amount of compensation to be repaid or forfeited, the Board shall take into account its good faith estimate of the value of any tax deduction available to the executive officer in respect of such repayment or forfeiture. The Board shall have no obligation to treat executive officers uniformly and the Board may make determinations selectively among executive officers. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees.

Each award agreement or other document setting forth the terms and conditions of any annual incentive, time-based restricted share units, performance-based restricted share units, stock option or other performance-based award granted to an executive officer shall include a provision incorporating the requirements of this policy. Moreover, each executive officer will be required to sign a Clawback Policy Acknowledgement and Agreement in a form attached to this resolution as Exhibit A. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.

For purposes of this policy, the term “executive officer” shall mean current or former executive officers designated by the Board as defined in Rule 3b-7 under the Securities Exchange Act of 1934.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to execute and deliver all documents and to perform all actions necessary to carry fully into effect the intent and purpose of the foregoing resolution.

FURTHER RESOLVED, that all actions taken by any of the proper officers of the Corporation in connection with the foregoing resolutions prior to the date hereof, are approved, adopted, authorized, ratified and confirmed in all respects.

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 EXHIBIT A

CLAWBACK POLICY

ACKNOWLEDGEMENT AND AGREEMENT

This Clawback Policy Acknowledgement and Agreement (this “Agreement”) is entered into as of the ______ day of ______________, 2019, between Palatin Technologies, Inc. (the “Company”) and _______________ (“Executive”).

Recitals:

WHEREAS, Executive is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934;

WHEREAS, the Company’s Board of Directors has adopted the Palatin Technologies, Inc. Clawback Policy, as the same may be amended from time-to-time (the “Policy”); and

WHEREAS, in consideration of, and as a condition to the receipt of, future performance-based compensation, Executive and the Company are entering into this Agreement.

Agreement:

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1. Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. Executive has read and understands the Policy and has had the opportunity to ask questions of the Company regarding the Policy.

2. Executive hereby acknowledges and agrees that the Policy shall apply to any annual incentives, time-based restricted share units, performance-based restricted share units, stock options or other performance-based compensation granted on or after April 1, 2019 (collectively, the “Incentive Compensation”), and all such Incentive Compensation shall be subject to repayment or forfeiture under the Policy.

3. Each award agreement or other document setting forth the terms and conditions of Incentive Compensation granted to Executive shall include a provision incorporating the requirements of the Policy; provided that the Company’s failure to incorporate the Policy into any award agreement or other document shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive Compensation, the terms of the Policy shall govern.

4. The repayment or forfeiture of Incentive Compensation pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company, including, without limitation, enforcing the forfeiture and repayment provisions under the Company’s equity incentive plan. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recover Incentive Compensation, or any other compensation, from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002; provided that, to the extent required by applicable law, any amount recoverable from Executive under Section 304 of the Sarbanes-Oxley Act of 2002 would be credited against any amount recoverable from Executive under the Policy.

5. To the extent that Incentive Compensation subject to repayment or forfeiture under the Policy is not immediately returned or paid to the Company or forfeited, the Company may, to the extent permitted by law, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time-to-time by the Company or a subsidiary to Executive for any reason, including, without limitation, wages, future payments of Incentive Compensation, severance, or vacation pay or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code.

6. Executive acknowledges that Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by Executive of awards of Incentive Compensation from the Company on and after the date hereof; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any such awards to Executive.

7. This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

8. No modifications, waivers or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. Notwithstanding the foregoing, the Company may amend the Policy at any time, in its sole discretion, as the Company reasonably determines to be necessary or advisable for the Policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other rules or regulations issued by the Securities and Exchange Commission or applicable securities exchanges and Executive hereby consents to any such amendment.

9. To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Each of this Agreement and the Policy shall survive and continue in full force in accordance with its terms notwithstanding any termination of Executive’s employment with the Company and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Company. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Agreement under any law deemed applicable by the Company, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PALATIN TECHNOLOGIES, INC.

By:
Title:

EXECUTIVE

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